EXHIBIT 4.1


                         FINANCIAL CONSULTING AGREEMENT

     This agreement is made by and between Golden Phoenix Minerals, a Minnesota based corporation having its principle office at 3595 Airway Drive, Suite 405, Reno, NV 89511. (the "COMPANY"), and MARKET SURVEY'S INTERNATIONAL, INC., a Delaware corporation having its principle office at 1100 University Avenue, Suite 214, Rochester, New York 14607 (the "CONSULTANT").

     In consideration of the mutual promise contained herein and on the terms and conditions hereinafter set fourth, the Company and Consultant agree as follow:

1. PROVISION OF SERVICES Investor Relations Program For Golden Phoenix Minerals, Inc., for the Next (3) Months.

     (A) Consultant shall, to the extent reasonably required in the conduct of the business of the Company, place at the disposal of the Company its judgment and experience and, to such extent and at the prior written request of the President of the Company, provide business development and corporate finance services to the Company, including without limitation the following:

          (I) Assigned individual to work with our broker network and leads for the next (3) months.

              A)  Complete calling
              B)  Complete faxing (great for press releases)
              C)  Complete mailing (information on company -
                     please send us 200 investors packages to get started)
              D) To cover all expenses (including postage)
              E) Access to a Market Pulse 800#
                     (for all articles)
              F) We will prepare a special cover letter with
                      Michael Fitzsimonds's signature for our mailing.

          (II) Email campaign (to start when client appears on web site, this will occur twice.)(Hot Stock Pick)

          (III) Profile on MARKET PULSE JOURNAL web site for the next (3) months. (updated quarterly)

          (IV) Advertising in the MARKET PULSE JOURNAL'S Spring issue

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1998 (3 pages, done in 4 color)

          (V) Please courier investors package and any current press releases to the corporate office address: MARKET PULSE JOURNAL, Production Department, 1100 University Avenue, Suite 214, Rochester, New York 14607. To the attention of Victoria Stowers (Editor).

     (B) Consultant shall use its best effort in the furnishings of advice and recommendations, and for this purpose consultant at all times maintain or keep and make available qualified persons or a network of qualified outside professionals for the performance of its obligations under this agreement. To the extent reasonably practical, consultant shall use its own personnel rather than outside professionals.

2. COMPENSATION

     The total cost for the package is $65,000.00 US Funds. We would accept free trading shares of stock in Golden Phoenix Minerals, Inc. as payment for the consulting agreement. please issue stock certificate to Market Surveys International, Inc., tax i.d. # 16-1482773.

3. LIABILITY ; INDEMNIFICATION

     (A) The Company shall indemnify, save harmless and defend Consultant and its officers, directors, employees and agents (including without limitation the Observer) from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, its status or activities as a consultant to the Company hereunder (and, in the case of the Observer, his participation in meetings of the Board of Directors of the Company), except for any loss , damage, liability, judgment, cost or expense resulting from willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

     (B) Consultant shall indemnify, save harmless and defend the Company and its officers, directors, employees and agents from, against

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and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

4. STATUS OF CONSULTANT

     Consultant shall at all times be an independent contractor of the Company and, except as expressly provided or authorized by this Agreement, shall have no authority to act for or represent the Company.

5. OTHER ACTIVITIES OF CONSULTANT

     The Company recognizes that Consultant now renders and may continue to render management and other services to other companies which may or may not have policies and conduct activities similar to those of the Company. Consultant shall be free to render such advice and other services and the Company hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

6. TERM

     Consulting agreement will become effective upon receipt of signed contract and payment. (For 3 months)

7. IN GENERAL

     This agreement sets forth the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussions, agreements and understandings of every and any nature between them with respect thereto. This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties have caused this agreement to be signed by their respective officers or representatives duly authorized on the day and year first above written.

Golden Phoenix Minerals, Inc.

  /s/ Michael R. Fitzsimonds                         March 26, 1998
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Michael R. Fitzsimonds, President                    Date



Market Survey's International, Inc.

 /s/ Bernard R. Schmitt                              March 25, 1998
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Bernard R. Schmitt, CEO                              Date